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                                                                      Exhibit 23





                       CONSENT OF INDEPENDENT ACCOUNTANTS





We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement of Telxon Corporation and Subsidiaries on Form S-8 (Nos. 2-88298, 2-92434, 33-16939, 33-989, 33-32600, 33-37177,
33-43314, 33-43315, 33- 60968, 33-60970, 33-60972 and 33-56205) of our report, which includes an explanatory paragraph related to a Consolidated Class Action, dated June 19, 1995, on our audits of the consolidated financial statements and financial statement schedule of Telxon Corporation and Subsidiaries, as of March 31, 1995 and 1994, and for each of the three years in the period ended March 31, 1995, appearing on page 30 of the Form 10-K.





/s/ COOPERS & LYBRAND L.L.P.

Akron, Ohio
June 26, 1995